Exhibit 99.1
NEWS RELEASE
For More Information Contact:
Rodney L. Underdown (913-344-9395)	Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and
Corporate Communications

Compass Minerals Reports Another Quarter of Record
Sales, Earnings and Cash Flow

OVERLAND PARK, Kan. (April 28, 2008) – Compass Minerals (NYSE: CMP) reports the following results of its first-quarter operations:

•
Sales were up 44 percent over the prior-year quarter to $380.0 million as a result of brisk deicing sales in North America along with robust pricing and demand for sulfate of potash specialty fertilizers.

•	Net earnings improved 88 percent to $49.1 million, or $1.48 per diluted share, from $26.1 million, or $0.80 per diluted share, in the first quarter of 2007.

•	Cash flow from operations increased 81 percent to $145.5 million.

Financial Results (in millions, except for earnings per share)
	Three months ended March 31,
	2008	2007
Sales	$380.0	$264.2
Sales less shipping and handling costs	248.8	178.3
Operating earnings	78.1	49.0
Net earnings	49.1	26.1
Diluted per-share earnings	1.48	0.80
EBITDA*	90.7	58.9
Adjusted EBITDA*	88.8	58.9
*These are non-GAAP financial measures. Reconciliations to GAAP measures of performance are provided in tables following this release.

“Strong winter weather returned in our primary North American markets this quarter, generating above-average demand for deicing products.  In addition, pricing and demand for our sulfate of potash specialty fertilizer products continued to grow in the dynamic manner we anticipated.  Our ability to respond to these market opportunities yielded record results,” said Angelo Brisimitzakis, Compass Minerals president and CEO.  “We are looking forward to even greater contributions from our specialty fertilizer business over the coming quarters.”

SALT SEGMENT
Salt Segment Performance
(in millions except for sales volumes and prices per ton)
	Three months ended
	March 31,
	2008	2007
Sales	$329.20	$229.90
Sales excluding shipping and handling (product sales)	$204.90	$148.70
Operating earnings	$69.50	$48.10
Sales volumes (in thousands of tons):
Highway deicing	5,138	4,112
Consumer and industrial	762	580
Total salt	5,900	4,692
Average sales price (per ton):
Highway deicing	$44.47	$39.45
Consumer and industrial	$132.24	$116.68
Total salt	$55.80	$49.00

  Salt segment sales were a record $329.2 million for the quarter compared to $229.9 million in the 2007 quarter.  Persistent and severe winter weather in southern Canada and in the Great Lakes region of the U.S. drove the 43 percent increase over the prior-year period when milder-than-normal weather depressed salt segment sales.
Highway deicing sales volumes increased 25 percent as North American volume gains were modestly offset by very mild winter weather in the U.K.  Consumer and industrial sales volumes increased 31 percent through brisk consumer and professional deicing product sales together with solid gains in non-deicing sales volumes.
Average selling prices for both product groups increased 13 percent year-over-year through pricing initiatives, more favorable customer and product mixes, and the foreign exchange benefit of a stronger Canadian dollar.
  Salt segment operating earnings improved 44 percent to a quarterly record $69.5 million.  First quarter margins benefited from efficiencies created by higher than normal production volumes to meet peak deicing demand but also reflected higher shipping costs.  In the 2007 quarter, Compass Minerals’ margins were negatively affected by a reduction in deicing salt production in response to unusually mild weather.

Estimated Effect of Winter Weather on Salt Segment Performance
(in millions)
	Three months ended March 31,
Favorable (unfavorable) to normal weather:	2008	2007
Sales	$40 to $45	($18) to ($22)
Operating earnings	$10 to $12	($8) to ($12)

Compass Minerals estimates that unusually severe winter weather added approximately $40 million to $45 million to the company’s first-quarter 2008 sales and approximately $10 million to

$12 million to its first-quarter operating earnings.  By contrast, first-quarter 2007 salt sales and operating earnings were lower than would be expected in normal weather conditions.

SPECIALTY FERTILIZER SEGMENT

Specialty Fertilizer Segment Performance
(in millions except for sales volumes and prices per ton)
	Three months ended
	March 31,
	2008	2007
Sales	$47.7	$32.1
Sales excluding shipping and handling (product sales)	$40.8	$27.4
Operating earnings	$17.1	$7.7
Sales volumes (in thousands of tons)	123	107
Average sales price (per ton)	$388.47	$300.58

    Specialty fertilizer segment sales were a record $47.7 million, a 49 percent increase over the 2007 quarter, and operating earnings were up 122 percent to $17.1 million.  Sulfate of potash specialty fertilizer sales volumes were up 15 percent reflecting greater demand for all potash fertilizers, particularly in international markets where improving standards of living and population growth are increasing the need for crop fertilization.  Consistent with the company’s expectations, average selling prices of its sulfate of potash products improved $88 per ton, or 29 percent, over the prior-year quarter and $47 per ton, or 14 percent, over the fourth quarter of 2007, as expiring sales agreements renewed at current, escalating market prices.

OTHER FINANCIAL HIGHLIGHTS
Sales for the Compass Minerals’ U.K.-based records management business, DeepStore, grew 39 percent to $3.1 million in the first quarter of 2008.  The results and assets of the records management business are included in the company’s “Corporate and Other” segment reporting.
For the quarter, selling, general and administrative expenses increased $3.3 million principally because of results-driven variable compensation and higher selling commissions.  Interest expense declined by 14 percent to $12.0 million due to lower average interest rates on the company’s borrowings.  Income tax expense increased by $9.9 million as a result of higher taxable earnings in the 2008 quarter than in the prior-year period.
Cash flows from operations were a record $145.5 million in the quarter, an improvement of $65.1 million over the 2007 quarter reflecting improvements in earnings and working capital.  The company employed $34.1 million of its cash flow to repay the balance that was outstanding on its revolving credit facility at December 31, 2007.

Conference Call
Compass Minerals will discuss its results on a conference call tomorrow, Tuesday, April 29, at 10:00 a.m. ET.  To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial (877) 228-7138.  Callers must provide the conference ID number 43973462.  Outside of the U.S. and Canada, callers may dial (706) 643-0377.  Replays of the call will be available on the company’s website for two weeks.  The replay can also be accessed by phone for seven days at (800) 642-1687, conference ID 43973462. Outside of the U.S. and Canada, callers may dial (706) 645-9291.
A summary of factors that contributed to the year-over-year improvement in the company’s first-quarter sales is available on the company’s website at www.CompassMinerals.com.
About Compass Minerals
Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of inorganic minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride.  The company provides highway deicing salt to customers in North America and the United Kingdom, and produces and distributes consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, specialty fertilizers, and products used in agriculture and other consumer and industrial applications.  Compass Minerals also provides records management services to businesses throughout the U.K.
Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s performance.  In addition to using GAAP financial measures, such as gross profit, net earnings and cash flows generated by operating activities, management uses EBITDA, a non-GAAP financial measure, to evaluate the performance of our core business operations.  To effectively manage our resource allocation, cost of capital and income tax positions, we evaluate the operating units on the basis of EBITDA.  EBITDA is not calculated under GAAP and should not be considered in isolation or as a substitute for net earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of our overall profitability or liquidity.  EBITDA excludes interest expense, income taxes and depreciation and amortization, each of which is an essential element of our cost structure and cannot be eliminated.  Our borrowings are a significant component of our capital structure and interest expense is a continuing cost of debt.  We are also required to pay income taxes.  We have a significant investment in capital assets, and depreciation and amortization reflects the utilization of those assets in order to generate revenues.  Consequently, any measure that excludes these elements has material limitations.  EBITDA does, however, include other cash and non-cash items which management believes are not indicative of the ongoing operating performance of our core business operations.  Management excludes these items to calculate adjusted EBITDA.  While EBITDA and adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to potential inconsistencies in the methods of calculation.
Management’s calculation of EBITDA is set forth in the following table.

Reconciliation for EBITDA and Adjusted EBITDA
(in millions)
	Three months ended
	March 31,
	2008	2007
Net earnings	$49.1	$26.1
Income tax expense	18.9	9.0
Interest expense	12.0	13.9
Depreciation, depletion and amortization	10.7	9.9
EBITDA	$90.7	$58.9
Adjustments to EBITDA:
Other (income) expense (1)	(1.9)	---
Adjusted EBITDA	$88.8	$58.9
(1) Primarily includes interest income and foreign exchange gains and losses.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in Compass Minerals International's annual report on Form 10-K  filed with the Securities and Exchange Commission on February 22, 2008. The Company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except share data)

	Three Months Ended
	March 31,
	2008	2007

Sales	$380.0	$264.2
Cost of sales – shipping and handling	131.2	85.9
Cost of sales – products	151.8	113.7
Gross profit	97.0	64.6
Selling, general and administrative expenses	18.9	15.6
Operating earnings	78.1	49.0
Other (income) expense:
Interest expense	12.0	13.9
Other, net	(1.9)	---
Earnings before income taxes	68.0	35.1
Income tax expense	18.9	9.0
Net earnings	$49.1	$26.1
Basic net earnings per share	$1.49	$0.80
Diluted net earnings per share	$1.48	$0.80
Cash dividends per share	$0.335	$0.32
Basic weighted-average shares outstanding	32,992,482	32,578,962
Diluted weighted-average shares outstanding	33,068,105	32,767,941

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	March 31,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$102.8	$12.1
Receivables, net	164.3	206.6
Inventories	64.8	128.4
Other current assets	20.0	18.6
Property, plant and equipment, net	392.0	396.8
Intangible and other noncurrent assets	55.8	57.5
Total assets	$799.7	$820.0
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Total current liabilities	$143.2	$165.1
Long-term debt, net of current portion	572.7	602.7
Deferred income taxes and other noncurrent liabilities	54.8	56.8
Total stockholders' equity (deficit)	29.0	(4.6)
Total liabilities and stockholders' equity (deficit)	$799.7	$820.0

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Three Months Ended March 31,
	2008	2007

Net cash provided by operating activities	$145.5	$80.4
Cash flows from investing activities:
Capital expenditures	(8.7)	(8.9)
Purchase of a business	---	(7.6)
Other, net	0.2	---
Net cash provided by (used in) investing activities	(8.5)	(16.5)
Cash flows from financing activities:
Principal payments on long-term debt	(1.0)	(10.0)
Revolver activity	(34.0)	(16.2)
Dividends paid	(11.0)	(10.4)
Proceeds from stock option exercises	1.0	0.1
Excess tax benefits from stock option exercises	1.7	0.7
Net cash used in financing activities	(43.3)	(35.8)
Effect of exchange rate changes on cash and cash equivalents	(3.0)	(0.1)
Net change in cash and cash equivalents	90.7	28.0
Cash and cash equivalents, beginning of period	12.1	7.4
Cash and cash equivalents, end of period	$102.8	$35.4

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

Quarter Results
Three months ended March 31, 2008	Salt	Specialty Fertilizer	Corporate and Other (a)	Total

Sales to external customers	$329.2	$47.7	$3.1	$380.0
Intersegment sales	0.1	4.3	(4.4)	---
Cost of sales – shipping and handling costs	124.3	6.9	---	131.2
Operating earnings (loss)	69.5	17.1	(8.5)	78.1
Depreciation, depletion and amortization	7.8	2.4	0.5	10.7
Total assets	576.3	165.9	57.5	799.7

Three months ended March 31, 2007	Salt	Specialty Fertilizer	Corporate and Other (a)	Total

Sales to external customers	$229.9	$32.1	$2.2	$264.2
Intersegment sales	---	3.1	(3.1)	---
Cost of sales – shipping and handling costs	81.2	4.7	---	85.9
Operating earnings (loss)	48.1	7.7	(6.8)	49.0
Depreciation, depletion and amortization	7.3	2.4	0.2	9.9
Total assets	490.7	155.5	45.0	691.2

a)
“Corporate and Other” includes corporate entities, the records management business and eliminations.  Corporate assets include deferred tax assets, deferred financing fees, investments related to the non-qualified retirement plan and other assets not allocated to the operating segments.